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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 28, 2001

                                County Bank Corp
             Michigan Commission file number 0-17482 EIN 38-0746239
                      83 W. Nepessing St. Lapeer, MI 48446
                                 (810) 664-2977

Item 5.  Other events and Regulation FD Disclosure.

December 28, 2001

Dear Shareholder:

Enclosed is your fourth quarter cash dividend of $.22 per share and a special cash dividend of $.33 per share. Both dividends are payable December 31, 2001 to shareholders of record December 17, 2001. These amounts are increases over December 2000 dividends, $.02 and $.03 respectively. In addition, they represent the 145th consecutive cash dividend paid to our shareholders.

Earnings for 2001 are anticipated to exceed last year by approximately $120,000, surpassing $3.4 million. Our return on average assets should be in the area of 1.50%. Total assets are currently just over $230 million, with deposits above $200 million. Loans have picked up in the final quarter and are nearly $142 million.

Through eleven months, capital remains strong with all barometers exceeding regulatory guidelines, even after paying out record cash dividends for the year of $4,330,623 including the $2.50 one-time payment in March. Return on equity is slightly higher than last year's 13.2% and the price of our stock is in the $42-43 range.


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In other news, I am pleased to report on the promotions of Latricia Ross to
Human Resources Director and Angela Tenbush to Elba Branch Officer effective December 10, 2001. Latricia has been with the Bank since 1998 and most recently served as Human Resources Manager. Angela started work for us in 1995 and has been the Elba Branch Manager since 2000.

Notwithstanding the current economic slowdown, we're delighted with the year's performance and expect that we will have to work harder to do as well in 2002. As the year comes to a close, I hope you too have a successful and prosperous year.

Very truly yours,

/s/ Curt Carter

CURT CARTER
President